Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2012 Equity Incentive Plan, 2012 Employee Stock Purchase Plan, Amended and Restated 2005 Stock Plan, 2003 Stock Plan, and 2000 Stock Option Plan of our report dated September 1, 2011 (except for the last paragraph of Note 1, as to which the date is April 13, 2012),with respect to the consolidated financial statements of Infoblox, Inc. included in its Registration Statement on Form S-1 (No. 333-178925) and related Prospectus of Infoblox, Inc., filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

April 19, 2012